Proprietary and Confidential

SMITH CAPITAL INVESTORS, LLC

Code of Ethics

MAY 2026

THE CONTENTS OF THIS DOCUMENT ARE CONFIDENTIAL AND SHOULD NOT BE DISTRIBUTED WITHOUT THE APPROVAL OF THE CHIEF COMPLIANCE OFFICER.

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SMITH CAPITAL INVESTORS, LLC

Code of Ethics

Contents

1. Background	2
2. Definitions	2
3. General Standards and Guiding Principles	6
4. Personal Trading Policy	7
5. Insider Trading Policy	13
6. Selective Disclosure	18
7. Diversion of Company Business or Investment Opportunity	19
8. Dealings with Government and Industry Regulators	19
9. Political Contributions and Public Office	19
10. Gifts and Entertainment	20
11. Service on a Board of Directors/Outside Business Activity	22
12. Reportable Relationships	23
13. Employee Acknowledgement	24

1.     Background

Smith Capital Investors, LLC (or “Company”) has established a Code of Ethics (the “Code”) requiring compliance with all applicable regulations under the Investment Advisers Act of 1940 (Advisers Act), the Investment Company Act of 1940 (1940 Act), and Federal Securities Law by all employees, officers, and other Access Persons of the Company. Compliance with the Code is a condition of employment. Employees are expected to abide by the spirit of the Code, and technical compliance alone may not be sufficient.

The Code applies to all Company employees, directors, and officers unless otherwise noted in specific sections. Each person subject to the Code must acknowledge that he or she has received, read, and agrees to be bound by the Code.

The Smith Capital Investors' Chief Compliance Officer (CCO), Mike Mulder, may appoint one or more compliance officers, or hire outside consultants, to assist them with their duties (“Compliance designee”). The CCO is responsible for periodically reviewing, testing, updating, and effectively communicating to all employees the Code as well as other policies and procedures of Smith Capital Investors. The CCO may delegate these responsibilities but will always maintain oversight.

The Code is drafted broadly; it will be applied and interpreted in a similar manner. You may be uncertain about the application of the Code in a particular circumstance. Smith Capital Investors encourages each employee to raise questions regarding compliance. Any questions concerning this Code of Ethics should be directed to the CCO, or Compliance designee.

Employees must promptly report any violations of the Code to the CCO. All reported Code of Ethics violations will be treated confidentially and will be free from retaliation. You may also confidentially report any concerns via the Confidential Reporting Form located on the Orion site.

The CCO, or Compliance designee, will provide guidance on the interpretation and application of Smith Capital Investors’ policies and procedures and will manage many of the day-to-day compliance matters. If applicable, the CCO will report to the management of Smith Capital Investors periodically and as matters arise (if deemed necessary by the CCO) on the implementation and effectiveness of the Code and other compliance matters. The CCO, or Compliance designee, will recommend to management any updates or amendments to the Code or other policies and procedures that the CCO deems necessary.

2.     Definitions

The following defined terms are used throughout this Code of Ethics:

1940 Act shall mean the Investment Company Act of 1940, as amended.

Access Person shall mean an employee/contractor or a supervised person who has access to non-public information regarding any client’s trading, who is involved in making securities recommendations to clients, who has access to non-public securities recommendations, or who has been designated an Access Person by the CCO, or Compliance designee.

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Advisers Act shall mean the Investment Advisers Act of 1940, as amended.

Advisory Board shall mean the strategic advisory board of the Company, as may be convened from time to time.

ALPS ETF Trust shall mean any series trust governed by a board of trustees and includes the management and logistical planning of quarterly board meetings. The ALPS l Smith ETF is a series of the ALPS ETF Trust.

Automatic Investment Plan shall mean a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Annual Review shall mean the annual report required by Rule 206(4)-7 of the Chief Compliance Officer (CCO) hereunder. The CCO is responsible for the overall supervision, evaluation, and approval of the annual review. The Company may utilize a qualified third‑party compliance consultant to assist in performing certain components of the review, including testing and preparation of a written findings report. The CCO will review the consultant’s work product, determine whether it appropriately reflects the Company’s operations and risks, and formally approve the final annual review documentation. The CCO retains ultimate responsibility for the adequacy and effectiveness of the Compliance Program.”

Beneficial Ownership shall mean Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, which determines whether a person is subject to the provision of Section 16, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an employee’s immediate family or related parties sharing the same household; provided, however, this presumption may be rebutted. The term immediate family includes but is not limited to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities to which the report relates.

Chief Compliance Officer or CCO shall mean the individual, designated by Smith Capital Investors, as responsible for administering the Compliance Program. Mike Mulder is Smith Capital Investors’ Chief Compliance Officer.

Client shall mean Smith Capital Investor’s advisory accounts. Investment vehicles, or other entities to which Smith Capital Investors provides investment advisory services and sub-advisory services.

Conflict of Interest shall mean advisory accounts, Funds, investment vehicles, or other entities to which Smith Capital Investors provides investment advisory services.

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Employees shall mean all Smith Capital Investors employees or any Supervised Person.

Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

Federal Securities Laws shall mean the Securities Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of Gramm-Leach-Biley Act, and any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted by the Securities and Exchange Commission under any of the foregoing.

Financial Investors Trust or FIT shall mean any series trust governed by a board of trustees and includes the management and logistical planning of quarterly board meetings. Each ALPS l Smith Mutual Fund is a series of Financial Investors Trust.

First Trust Exchange-Traded Fund VIII shall mean any series trust governed by a board of trustees and includes the management and logistical planning of quarterly board meetings. Each First Trust l Smith Fund is a series of First Trust Exchange-Traded Fund VIII.

Front-Running shall mean a practice generally understood to be investment advisory personnel personally trading ahead of a pending trade for a client account.

Initial Public Offering or IPO shall mean an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act.

Insider Trading shall mean shareholders in the Mutual Funds, or investors in any other investment vehicle advised by Smith Capital Investors.

Limited Offering shall mean an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D.

Market Timing shall mean short-term trading in shares of Mutual Funds.

Material Information shall mean information that a reasonable investor would consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Funds shall mean all advisory accounts registered under the 1940 Act (e.g., Mutual Funds, Exchange Traded Funds (ETF(s)).

Non-Access Person shall mean Employees deemed to not have access to non-public information regarding any client’s trading, who is not involved in making securities recommendations to clients, who do not have access to non-public securities recommendations, or who have been designated as a Non-Access Person by the CCO, or Compliance designee, as allowable under applicable rules. Non‑Access Persons may include certain contractors or consultants who, notwithstanding exposure to proprietary or confidential information, are subject to contractual

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restrictions on personal securities transactions and/or other risk‑mitigating controls as determined by the CCO, or Compliance designee.

Non-Public Personal Information shall mean personally identifiable financial information (PII), including any information a client provides to obtain a financial product or service; any information about a client resulting from any transaction involving a financial product or service; or any information otherwise obtained about a client in connection with providing a financial product or service to that client; and any list, description, or another group of clients (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available. Examples of Non-public Personal information include name, address, phone number (if unlisted), social security and tax identification numbers, financial circumstances and income, and account balances.

Orion shall mean the online compliance management application used to manage employee disclosures, employee personal trading, and certain reporting requirements. Orion can be accessed at https://www.compliance.basiscode.net.

Political Contribution shall mean a contribution to any candidate or official for federal, state, or local public office. Specifically, a Political Contribution is any gift, subscription, loan, advance deposit of money, or thing of value made for the purpose of supporting a candidate for or influencing an election to office. This includes, for example, repaying a candidate’s campaign debt incurred in connection with any such election or paying the transition or inaugural expense of the successful candidate for any such election. “Political Contributions” also include “in-kind” and monetary contributions to a candidate or official, as well as indirect contributions (e.g., contributions made at the behest of an employee through a family member or friend). This term includes contributions made to a political action committee (as defined below).

Political Fundraising shall mean to fundraise and/or communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution or otherwise facilitating the Political Contributions made by other parties.

Political Action Committee or PAC shall mean an organization that raises money privately to influence elections or legislation. Contribution to a PAC may not be prohibited, but in all instances, employees must obtain prior approval of such Political Contributions to PACs from the CCO, or Compliance designee. Any questions regarding whether a contribution to an organization requires pre-clearance under this policy should be directed to the CCO, or Compliance designee.

Restricted List shall mean a list maintained by the CCO, or Compliance designee, of (i) issuers with respect to which Smith Capital Investors or a Supervised Person has come into possession of material non-public information and (ii) any other issuer as determined by the CCO, or Compliance designee.

Scalping shall mean a practice generally understood to be investment advisory personnel personally benefiting from small gains in short-term personal trades in securities being traded in advisory accounts.

Security shall have the meaning ascribed to it in Section 2(a)(1) of the Securities Act.

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Supervised Person shall have the meaning ascribed to it in Section 202(a)(25) of the Advisers Act, and as of the date of the Manual means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Company, or another person who provides investment advice on behalf of the Company and is subject to the supervision and control of the Company.

3.     General Standards and Guiding Principles

The Code is predicated on the principle that Smith Capital Investors owes a fiduciary duty to its clients. Accordingly, all Employees must avoid activities, interests, and relationships that run contrary to or appear to run contrary to the best interests of clients. All Employees will act with competence, dignity, integrity, and in an ethical manner when dealing with clients, the public, prospects, third-party service providers, and fellow employees.

At all times, Smith Capital Investors employees will:

•         Place Client interests ahead of Smith Capital Investors: As a fiduciary, Smith Capital Investors will serve its Clients’ best interests. In other words, Employees may not benefit at the expense of a Client. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory Clients.

•         Engage in personal investing that is in full compliance with Smith Capital Investors Code of Ethics: Employees must review and abide by Smith Capital Investors’ Personal Securities Transaction and Insider Trading Policies.

•         Avoid taking advantage of your position: Employees must not accept investment opportunities, gifts, or other gratuities from individuals seeking to conduct business with Smith Capital Investors or on behalf of a Client unless in compliance with the Gift Policy below.

•         Maintain full compliance with the Federal Securities Laws: Employees must abide by the standards set forth in Rule 204a-1 under the Advisers Act and Rule 17j-1 under the 1940 Act.

•         Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, Employees, colleagues in the investment profession, and other participants in the global capital markets.

Risks

In developing these policies and procedures, Smith Capital Investors considered the below material risks associated with administering the Code:

•         Access Persons can engage in various personal trading practices that wrongly make use of non-public information resulting in harm to Clients or unjust enrichment to Access Persons. These practices include trading ahead of Clients and passing non-public information on to spouses and other persons over whose accounts the Access Person has control.

•         Access Persons can cherry-pick clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in Clients’ accounts.

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•         One or more Employees engage in an excessive volume of personal trading (as determined by the CCO, or Compliance designee) that detracts from their ability to perform services for Clients.

•         Employees can take advantage of their position by accepting excessive gifts or other gratuities (including access to Limited Offerings, IPOs, or early-stage investments) from individuals seeking to do business with Smith Capital Investors.

•         The personal trading of Employees that does not comply with certain provisions of Rule 204a-1 under the Advisers Act.

•         Access Persons that are not aware of what constitutes insider information.

•         Employees who serve as trustees and/or directors of outside organizations or maintain other outside business activities. This could present conflict in several ways; for example, if Smith Capital Investors wants to recommend the organization for investment or if the organization is one of its service providers.

Non-Access Persons

Smith Capital Investors may engage contractors, temporary employees or Advisory Board members that would be considered Non-Access Persons and therefore will not be subject to the trading restrictions and reporting requirements under the Code. Such individuals generally will not have access to file servers or secure file rooms. In such circumstances, the individual will enter into a non-disclosure agreement with Smith Capital Investors. Any engagement of a contractor or temporary employee must be disclosed to the CCO, or Compliance designee, to determine whether the individual can be deemed a Non-Access Person.

Other employees or contractors, such as temporary employees performing administrative services and/or Advisory Board members, may be considered Non-Access Persons as defined in Section 2 above.

4.     Personal Trading Policy

Employees, excluding Non-Access Persons, may not purchase or sell any Security in which the Employee has beneficial ownership unless the transaction occurs in an exempted Security (as discussed below), or the Employee has complied with the applicable pre-clearance and disclosure policies set forth within this section.

Orion

Smith Capital Investors utilizes Orion software to manage Employee disclosures, Employee personal trading, and other reporting requirements. Orion is an automated, cloud-based technology providing employee-monitoring tasks including personal trade monitoring; management of affirmations, disclosures, and compliance activities; case management to help keep compliance projects on track; and gifts, entertainment, and contributions tracking. Proactive trade-blocking capabilities block prohibited trades before they are placed and alert compliance staff when they are attempted. Employee-monitoring technology automates pre-clearance and transaction reviews, gift and contribution logs, and email alerts for employees.

All related reporting and approval forms are located on the Orion portal. The portal can be accessed by clicking: https://compliance.basiscode.net/login.

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General Prohibitions

•         Employees may not profit, or cause others to profit, based on knowledge of completed or contemplated Client transactions.

•         Employees may not engage in fraudulent conduct in connection with the trading of Securities in a Client account.

•         Employees may not personally benefit by causing a Client to act, or fail to act, in making investment decisions.

•         Employees are prohibited from conducting personal trades with an individual trader who also trades Securities on behalf of Smith Capital Investors and our clients.

•         IPO’s and Limited Offerings require pre-clearance by the CCO, or Compliance designee, before participation.

•         Trading in Securities on the Restricted List without pre-clearance by the CCO, or Compliance designee.

•         Short sale transactions in Securities that are held in a Client account or are on the

Restricted List (including short sale transactions “against the box”).

•         Managing accounts for third parties who are not clients of Smith Capital Investors or serving as a trustee for third parties unless the CCO, or Compliance designee, pre-clears the arrangement and finds that the arrangement would not harm any Client. The CCO, or Compliance designee, may require the Employee to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

•         Certain contractors or consultants may be contractually limited from engaging in personal securities transactions. Where such restrictions apply, the CCO, or Compliance designee, may determine that transaction reporting through Orion is not required.

Beneficial Ownership

Employees are the Beneficial Owner of any account in which you have a direct or indirect financial interest. This generally includes accounts held in the name of an Employee’s:

•         Spouse or equivalent domestic partner

•         Minor children

•         Relatives sharing their home to whom they provide financial support

•         Trust for which they are a beneficiary

Reporting

To provide Smith Capital Investors with information enabling the determination of, with reasonable assurance, any indications of Insider Trading, Scalping, Front-Running, or Conflict of Interest with the trading by Smith Capital Investors clients, each Employee shall provide the following disclosures through Orion to Compliance showing all transactions in Securities, as outlined below, in which the person has, or because of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt securities.

Reportable Accounts

All brokerage accounts and any other accounts in which an Employee has Beneficial Ownership and that can hold Reportable Securities. Listed accounts are not considered a Reportable Account within the Code:

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•         401(k) accounts where investment options are limited to only mutual funds (other than mutual funds sub-advised by Smith Capital Investors) (e.g., Smith Capital Investors 401(k) plan).

•         529 college savings plan accounts

•         Cryptocurrency accounts/wallets

All new Employees are required to report all Reportable Accounts no later than ten (10) days after the commencement of their employment. All Reportable Accounts must be entered into Orion and appropriately authenticated.

On an ongoing basis, employees must promptly disclose to Compliance any new Reportable Accounts, via an Orion submission, before executing any transactions. All Employees that are also Registered Representatives of ALPS Distributors, Inc. (ADI) will be required to submit the appropriate form for ADI approval prior to opening the Reportable Account. In certain instances, accounts may be established prior to receiving approval (i.e., Required to share the account number) but no transacting in reportable securities is allowed prior to approval.

Reportable Securities

Reportable Securities include all Securities, whether publicly or privately traded, and any derivative thereof. Listed below are commonly traded securities considered Reportable Securities under the Code.

•         Stocks

•         Corporate Bonds

•         Municipal Bonds

•         REITs

•         Private Placements

•         Hedge Funds

•         Closed-end funds

•         Options trades (other than index options)

•         ALPS l Smith Mutual Funds and ETFs

•         First Trust l Smith ETFs

•         Single stock ETFs

Exempt Securities

The following securities, commodities, currencies and instruments (and any derivative thereof) are considered Exempt Securities and are not subject to the Code:

•         Shares of registered open‑end investment companies (e.g., ETFs, Mutual Funds and Index Funds) other than single stock ETFs and those sub-advised by Smith Capital Investors.

•         UIT ETF Securities

•         Direct obligations of the Government of the United States

•         Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments including repurchase agreements

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•         Shares issued by money market funds

•         Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Smith Capital Investors Funds

•         Purchase or sales over which the Employee has no control (e.g., purchases or acquisitions arising from stock dividends, dividend reinvestments, stock splits, mergers, consolidations, tender offers, or exercise of rights)

•         Purchase or sales pursuant to an Automatic Investment Plan

•         Exchange Traded Notes (ETN)

•         Commodities, futures, and options traded on a commodities exchange, including currency futures (not considered Securities).

•         Futures and options on any group or index of securities.

While the above securities, commodities, currencies and instruments are exempt from specific pre-clearance and reporting requirements laid out in the Code, be advised that any type of trading that may result in a conflict arising is highly discouraged. This includes high levels of trading in Exempt Securities.

Thirty Day Rule – Prohibition on Short Term Profits

Smith Capital Investors discourages short-term personal trading. Employees are not allowed to purchase and sell, or sell and purchase, the same Reportable Security within thirty (30) calendar days without special approval by the CCO, or Compliance designee. Calculations are determined by the Last-in, First-out (LIFO) method.

Pre-Clearance Procedures

Access Persons must have clearance for all Reportable Securities before completing the transactions. Smith Capital Investors reserves the right to disapprove of any proposed transaction that may have the appearance of improper conduct.

Access Persons must receive approval for personal trades from the CCO, or Compliance designee, by submitting a trading request in Orion under the Pre-clearance Approval section. Once pre-clearance is granted to an Access Person, such pre-clearance will remain valid for two (2) business days following the date of the approval. If the Access Person wishes to transact in that security after the lapse of the two (2) day window, he or she must obtain new pre-clearance from the CCO, or Compliance designee. Unless otherwise noted, no pre-clearance is required for transactions taking place in the exempted securities noted above.

Predictive Market and Event‑Based Trading Activities

For purposes of this policy, Predictive Market or event‑based trading activities include trading, wagering, or contracting on outcome‑based events through platforms such as Polymarket, Kalshi, decentralized prediction protocols, or similar platforms, whether centralized or decentralized, regulated or unregulated, and regardless of how such activity is characterized.

Employees are not required to disclose Predictive Market or event‑based trading accounts

(including digital wallets or platform accounts).

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Employees may engage in Predictive Market or event‑based trading activities only to the extent that such activities do not involve, relate to, or implicate any of the following circumstances:

•         Securities, issuers, asset classes, investment strategies, markets, or events that are actively managed, researched, monitored, covered, or recommended by the Company;

•         The use of, or could reasonably be expected to involve the use of, nonpublic, confidential, or proprietary information obtained through the Access Person’s role with the Company;

•         The ability to influence, or reasonably appear to influence, the timing, selection, execution, or management of client transactions or investment decisions;

•         Any actual or perceived conflict of interest with client interests or the Company’s fiduciary duties of loyalty and care;

•         Heightened regulatory, legal, compliance, or reputational risk to the Company.

The determination as to whether any Predictive Market or event‑based activity meets the above criteria shall be made by the CCO, or Compliance designee. Employees should consult with Compliance prior to engaging in any such activity where uncertainty exists. Employees certify compliance with the Company’s Predictive Market and Event‑Based Trading policy.

Initial and Annual Holdings Reports

All new Employees are required to report all Reportable Securities holdings and Reportable Accounts no later than ten (10) days after the commencement of their employment. All Reportable Accounts must be entered into Orion and appropriately authenticated. Duplicate Reportable Account statements or data feeds into Orion may serve this purpose unless determined otherwise by the CCO, or Compliance designee. The initial holdings report must be current, as of date, usually no more than 45 days, or most recent quarter-end, before the date the person becomes subject to the Code.

Existing Employees are required to provide a complete list of Reportable Securities on an annual basis. Duplicate Reportable Account statements or data feeds into Orion may serve this purpose unless determined otherwise by the CCO, or Compliance designee.

Each holdings report (both the initial and annual) should contain, the following information, where available where available: (a) the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each Reportable Security in which the Employee has any direct or indirect beneficial ownership; (b) the name of any broker, dealer, or bank with which the employee maintains an account in which any securities are held for the Employee's direct or indirect benefit; and (c) the date the Employee submits the report. In the event that the Employee submits brokerage or custodial statements or data feeds into Orion to satisfy the initial and/or annual holdings report requirement, the Employee must be certain that such statements include the information listed above.

All accounts for which an Employee does not have any direct or indirect influence or control must be reported as an account within Orion (tagged as Managed) and the Smith Capital Investors Employee must acknowledge they do not maintain discretion or control.

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Quarterly Transaction Reports

Employees shall be required to establish a direct data link within Smith Capital Investors through Orion. Employees may also be required to instruct their broker-dealers to send to Smith Capital Investors duplicate broker trade confirmations and/or account statements. If an Employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund) or an electronic feed is not available, such transactions shall be reported separately via the quarterly personal securities transaction report found in Orion. The quarterly transaction reports shall contain the following information, where available, for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: (a) the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer, or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

On an ongoing basis, employees must promptly disclose to Compliance any new Reportable Accounts, via an Orion submission, before executing any transactions. All Employees that are also Registered Representatives of ALPS Distributors, Inc. (ADI) will be required to submit the appropriate form for ADI approval prior to opening the Reportable Account. In certain instances, accounts may be established prior to receiving approval (i.e., Required to share the account number) but no transacting in reportable securities is allowed prior to approval.

Exceptions from Reporting and Pre-Clearance Requirements

The trading restrictions on Reportable Securities do not apply to any investment vehicle for which an Employee has no direct or indirect influence or control. These accounts will still need to be disclosed, but transactions are exempt from the reporting requirements.

An Employee is not required to submit:

•         A transaction or initial and annual holdings report through Orion for securities held in accounts over which the Employee has no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully discretionary basis by an unaffiliated money manager and over which such employee has no direct or indirect influence or control)

•         A transaction report through Orion concerning transactions effected under an Automatic Investment Plan. Holdings reconciliation should take place during the annual Holdings Disclosure.

•         A transaction in an Exempt Security.

Also, from time to time, the CCO, or Compliance designee, may exempt certain transactions on a fully documented trade-by-trade basis.

Trading and Review

Smith Capital Investors strictly forbids Front-Running Client accounts, which is a practice generally understood to be Employees personally trading ahead of a pending Client transaction. Compliance will monitor Employees’ investment patterns to detect these abuses.

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Employee trading activity will be reviewed against the Company’s trading activity to identify any abuses. In addition, Smith Capital Investors may question, though does not prohibit, trading activity reported by Employees within the most recent five (5) days in which an issuer, not limited to the same direction of trade, is or has been held for by a Smith Capital Investors Fund.

The reason for the post-transaction review process is to ensure that Smith Capital Investors has developed procedures to supervise the activities of its Employees. The comparison of Employee trades to those of Clients will identify potential conflicts of interest or the appearance of a potential conflict.

If it is discovered that an Employee is personally trading contrary to the policies set forth above, to help determine the appropriate course of action, the Employee shall meet with the CCO, Compliance designee, and/or the Founder to review the facts surrounding the transactions.

Employees are prohibited from market timing in shares of mutual funds sub-advised by Smith Capital Investors. This prohibition applies across all accounts in which you have a beneficial interest so you cannot buy shares of a mutual fund sub-advised by Smith Capital Investors in one account and sell them from another account in market timing transactions.

Reporting Violations and Remedial Actions

Smith Capital Investors take the potential for conflicts of interest caused by personal investing very seriously. As such, all Employees are required to promptly report any violations of the Code of Ethics to the CCO, or Compliance designee, and to fully cooperate with all investigations. Any reported violations will be treated confidentially and will be free from retaliation.

Smith Capital Investors management is aware of the potential matters that may arise as a result of this requirement and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of our Personal Trading Policy is determined to have occurred, the CCO, or Compliance designee, may impose sanctions and take such other actions as they deem appropriate including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, requiring the disgorgement of profits in excess of the execution price received by the client, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity as the CCO, or Compliance designee, shall determine is appropriate.

5.     Insider Trading Policy

Section 204a-1 of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature

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of such investment adviser's business, to prevent the misuse of material, non-public information by such investment adviser or by any person associated with such investment adviser.

This policy covers all Employees as well as any transactions in any Securities participated in by family members, trusts, or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director, or 10% or greater stockholder and a partnership in which the Employee is a partner unless the employee has no direct or indirect control over the partnership. The Company forbids any of its Access Persons from trading in the Securities of an issuer for which an Access Person, or the Company may possess material non-public information.

Material Information

Individuals may not be held liable for trading on inside information unless the information is Material Information. Advance knowledge of the following types of information would be included as Material Information:

•         Dividend or earnings announcements

•         Write-downs or write-offs of assets

•         Change in control of the board or executive management

•         Changes in auditors or auditor notification that an issuer may no longer rely on an audit report

•         Additions to reserves for bad debts or contingent liabilities

•         Expansion or curtailment of a company or major division operations

•         Merger or joint venture announcements

•         New product/service announcements

•         Discovery or research developments

•         Criminal, civil, or government investigations and indictments

•         Pending labor disputes

•         Debt service or liquidity problems

•         Bankruptcy or insolvency problems

•         Tender offers, stock repurchase plans, etc.

•         Recapitalization

•         Information concerning a proposed private offering

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities including equity, debt, commercial paper, government securities, and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security and therefore be considered material.

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Code of Ethics

Non-Public Information

For issues concerning Insider Trading to arise, information must not only be material but also Non-Public. Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. Also, the information must not only be publicly disclosed but there must also be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Tender Offers

The SEC has adopted a rule which expressly forbids trading while in possession of material non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either until the information is publicly disclosed by press release or otherwise. There is no requirement to prove that there has been a breach of fiduciary duty when establishing insider trading liability in the context of tender offers. As a result, Supervised Persons should exercise particular caution any time they become aware of non-public information relating to a tender offer.

Circumstances in Which You May Obtain Material Non-Public Information

Material, non-public information may be obtained in a variety of situations. For example, a person might obtain material, non-public information through:

•         meeting with company representatives (such as “one—on-one” or other discussions with company executives or directors;

•         serving as a director or being a board observer of a company;

•         participation in industry meetings;

•         discussions with insider employees or industry consultants or experts (e.g., “expert networks”);

•         interaction with third party service providers such as legal, banking, brokerage, administrative, and printing firms;

•         family or personal relationships with insiders or others in the financial services industry;

•         participation on creditor committees;

•         brokerage relationships providing invitations and access to “PIPE” transactions;

•         investments in private securities (e.g., private debt) and secondary offerings of public issuers;

•         the ownership of debt and equity securities of the same issuer;

•         interaction with clients (including private fund investors) who are corporate insiders;

•         interaction with employees of sell-side broker-dealers and independent research providers;

•         interaction with other persons in the financial services industry; or

•         interaction with pubic officials.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

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The benefit is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information (MNPI) by happenstance, at social gatherings, by overhearing conversations, etc.

It is generally understood that the law prohibits:

i.                     Trading by an insider, while in possession of MNPI;

ii.                   Trading by a non-insider, while in possession of MNPI, where the information either was disclosed to the non-insider in violation of an insider’s duty (including a duty of a lawyer, banker, accountant, or other confidential adviser to the issuer) to keep it confidential or was misappropriated; or

iii.                 An insider or a non-insider described in clause (ii) above from communicating MNPI to others.

Penalties for Insider Trading

Trading Securities while in possession of MNPI or improperly communicating that information to others may expose Employees and the Company to severe penalties. Criminal sanctions may include a fine and imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring a Supervised Person from the securities industry. An Employee may be sued by investors seeking to recover damages for insider trading violations. The Company may face regulatory or civil liability based on the Employee’s actions. Finally, the Company may impose sanctions on the Supervised Person, up to and including termination.

Every Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and/or criminal penalties. If you have any questions about these procedures, you should consult the CCO, or Compliance designee.

Risk Assessment

To develop, implement, and maintain a comprehensive program to prevent insider trading, the CCO, or Compliance designee, shall assess and evaluate the circumstances that may increase the Company’s and its Supervised Persons’ exposure to potential insider trading liability (the “Risk Assessment”).

Special Circumstances under which Supervised Persons May Come Into Possession of Material Non-Public Information

Meetings with Company Insiders

To the extent that a Supervised Person participates in a scheduled one-on-one or small group call or meeting with a company insider, the Supervised Person will be required to enter certain details about the meeting, such as the date, time, and location of the meeting, the name of the issuer, the identity of the participants from Smith Capital Investors, and the issuer, and a general description

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of the topic discussed, into Orion that is accessible by the CCO, or Compliance designee. The CCO, or Compliance designee, will monitor these meetings and may, on a sample basis, review the information provided at these meetings as deemed appropriate.

Insider Positions with Issuers

Supervised Persons may come into possession of material nonpublic information in connection with an insider position (“Insider Position”) with an issuer, such as an officer, director, or board observer position. A supervised person may not accept an Insider Position without the CCO’s, or Compliance designee’s, prior approval. To the extent the Insider Position is approved, the issuer will be added to the Restricted List.

Special Positions with Issuers

Supervised Persons may come into possession of material nonpublic information in connection with a special position (“Special Position”) with an issuer, such as becoming a member of a creditor committee that engages in material negotiations with the issuer. A supervised person may not accept a Special Position without the CCO’s, or Compliance designee’s, prior approval. To the extent the Special Position is approved, the CCO, or Compliance designee, will determine, based on their independent assessment of the risk that the Supervised Person may come into possession of material nonpublic information on the issuer due to the Special Position, whether to add the issuer to the Restricted List.

Access to Issuer Information in connection with Certain Investments or Arrangements Supervised Persons may come into possession of material nonpublic information regarding an issuer in connection with certain investments in the issuer’s securities, including but not limited to investments in the debt and equity securities of the same issuer Further, the Company may enter into arrangements, such as a confidentiality agreement with the issuer or its representatives, under which the Company may be provided with material nonpublic information on an issuer. Supervised Persons must notify the CCO, or Compliance designee, before entering into any such arrangements. To the extent the CCO, or Compliance designee, with the assistance of external legal counsel as necessary, determines that the Company will or may receive material non-public information under such investments or arrangements, the CCO, or Compliance designee, will add the issuer to the Restricted List.

Steps to Take if in Possession of Potential Material, Nonpublic Information

If you believe that information in your possession is material and nonpublic, or if you have questions as to whether the information is material and non-public, you should take the following steps to the extent the CCO, or Compliance designee, has not already been notified, and the issuer has not been added to the Restricted List.

•         Report the matter immediately to CCO, or Compliance designee, including the circumstances under which you came into possession of the information and the specific information you received.

•         Do not purchase or sell the security (including derivatives, swaps, or other types of financial instruments relating to the security) on behalf of yourself or others, including Clients.

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•         Do not communicate the information inside or outside the Company (including to existing or prospective clients), other than to CCO, or Compliance designee.

After the CCO, or Compliance designee, reviews the situation and the information received and consults with external legal counsel as appropriate, you will be instructed as to any further prohibitions on trading the issuer’s securities, including whether the issuer has been added to the Restricted List, and restrictions on communicating the information.

Restricted List

As discussed above, Supervised Persons may, in the course of their investment management and other activities, come into possession of material non-public information. As a result of these and other circumstances, the CCO, or Compliance designee, will maintain a “Restricted List” containing the names of issuers, including issuers with respect to which Supervised Persons have, or may be deemed to have, come into possession of material non-public information, whose securities are not eligible for purchase or sale by the Company or its Supervised Persons on behalf of personal accounts or Client accounts without the CCO’s, or Compliance designee’s, prior written approval. The CCO, or Compliance designee, will reflect in writing any approval of a transaction in a security on the Restricted List for personal accounts and/or for Clients.

The CCO, or Compliance designee, is responsible for maintaining and updating the Restricted List and will advise the affected Employees when any issuer is added to or deleted from the Restricted List. The CCO, or Compliance designee, in coordination with Trading and Investment Operations as required, will place a “hold” in the portfolio management system on trading the securities of issuers on the Restricted List.

Restricting Access to Material, Nonpublic Information

Information in your possession that has been identified as material and nonpublic may not be communicated to anyone, including persons within or outside the Company, except to the CCO, Compliance designee, or as otherwise permitted by the CCO, or Compliance designee. In addition, care should be taken so that such information is secure. The Company should take appropriate measures to prevent the flow of such material, nonpublic information between Employees to the extent possible. Such measures may include:

•         Sealing files containing material, nonpublic information;

•         Physically isolating from other personnel of the Company the person or persons who have or who may be in receipt of material, nonpublic information; and

•         Restricting access to computer files containing material, non-public information.

Education

Supervised Persons will be required to attend compliance training that includes training on this Policy.

6.     Selective Disclosure

Employees must never disclose proposed/pending trades to any Client or another individual/entity outside of Smith Capital Investors. Additionally, Employees must be careful when disclosing the composition of Clients’ portfolios without obtaining consent from the CCO, or

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Compliance designee. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of Smith Capital Investors' fiduciary duty to Clients. Selectively disclosing the portfolio holdings of a Client’s portfolio to certain Investors/outside parties may also be viewed as Smith Capital Investors engaging in a practice of favoritism. Including information regarding Clients’ portfolio holdings in marketing materials and our website is subject to the CCO’s, or Compliance designee’s, approval guided by our marketing policy and procedures. All inquiries that are received by Employees to disclose portfolio holdings must be immediately reported to the CCO, or Compliance designee. In determining whether or not to approve the dissemination of holdings information, the CCO, or Compliance designee, will consider, among other things, how current the holdings information is and the disclosure policies for open-end investment companies, including exchange-traded funds that Smith Capital Investors sub-advises.

7.     Diversion of Company Business or Investment Opportunity

No Employee may use Smith Capital Investors' property or information for personal gain. No Employee may receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with Smith Capital Investors and where he or she knows Smith Capital Investors participate or have an interest without disclosing in writing all necessary facts to the CCO, or Compliance designee, and obtaining written authorization to participate from the CCO, or Compliance designee.

8.     Dealings with Government and Industry Regulators

Smith Capital Investors policy forbids payments of any kind by it, its employees, or any agent or other intermediary to any government official, self-regulatory official, corporation, or other similar person or entity, within the United States or abroad, to obtain or retain business or to influence favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials or industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state, and local tax returns as well as the filing of any applicable forms or reports required by regulatory bodies.

9.     Political Contributions and Public Office

Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rule”) addresses practices commonly known as “pay to play,” where an investment adviser or its Supervised Persons directly or indirectly make contributions or other payments to certain U.S. public officials or candidates with the intent of soliciting investment advisory business. Violations of the Pay to Play Rule can have serious implications. Specifically, the Company can be precluded from receiving fees from a U.S. state or local government entity for up to two years following the violative contribution.

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The Political Contribution and Public Office Policy places certain restrictions and obligations on Employees in connection with their Political Contributions and Solicitation Activities (as defined herein). The policy prohibits any direct or indirect Political Contributions to any officials or candidates in the United States that are intended to or may appear to influence the investment decisions (e.g., the awarding of investment management contracts) of those entities affiliated, directly or indirectly, with those officials. The policy also governs all Political contributions made in the Company’s name or on the Company’s behalf.

The following outlines Smith Capital Investors' policies concerning political contributions and public office:

•         Political contributions, gifts, subscriptions, loans, advances, or deposits of money or anything of value are not to exceed $350.00 per candidate for whom you are entitled to vote, per election

•         Political contributions, gifts, subscriptions, loans, advances, or deposits of money or anything of value are not to exceed $150.00 per candidate for whom you are not entitled to vote, per election

•         Contributions by Smith Capital Investors and/or Employees to politically connected individuals/entities who may have the ability, in some way, to influence clients to Smith Capital Investors, are strictly prohibited

•         No Employee can hold a public office if it in any way conflicts with Smith Capital Investors' business

Employees must report their intent to contribute by submitting a “political contribution” entry in

Orion.

Corporate Contributions

Employees may not use personal or corporate funds to make Political Contributions on behalf of or in the name of the Company. Further, the Company will not reimburse Political Contributions made by Employees. All requests for Political Contribution to be made on behalf of or in the name of the company should be directed to the CCO, or Compliance designee.

Charitable Contributions Distinguished

Contributions to a charity are not considered Political Contributions unless made to, through, in the name of, or to a fund controlled by a federal, state, or local candidate or official. This policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity should be directed to the CCO, or Compliance designee.

10. Gifts and Entertainment

This policy is not intended to prevent Supervised Persons from giving or receiving gifts or entertainment, provided that such gifts and entertainment are not extravagant, costly, lavish or excessive. The policy is intended to ensure that the practice of giving and accepting gifts or entertainment is not abused and does not compromise the integrity, objectivity or fiduciary responsibilities of the Company or its Supervised Persons, create an appearance of impropriety or raise potential conflicts of interest.

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Employees’ Receipt of Business Meals, Sporting Events, and Other Entertainment Employees may attend business meals, sporting events, and other entertainment events at the expense of a giver as long as the expense is neither so frequent nor so extensive as to raise any question of propriety, reasonable, not lavish or extravagant, and the employee is accompanied by the giver. If the estimated cost of the meal, event, etc. is greater than $500.00, the Employee must report his/her attendance at the meal, event, etc. through Orion. If the event is highly publicized such that the tickets may be selling more than their face value, the Employee must consider the markup for the reporting requirements.

Employees’ Receipt of Gifts

Employees must report their intent to accept gifts over $300 (either one single gift or in aggregate on an annual basis) by submitting a gift receipt in Orion. Reasonable gifts received on behalf of the Company shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to the offices by service providers. Employees are prohibited from receiving cash or cash equivalents. No gift or entertainment should ever be accepted with the expectation of any quid pro quo from the Company or any Supervised Person.

Employees’ Giving of Gifts

Smith Capital Investors and its Employees are prohibited from giving gifts that may be deemed excessive and must obtain approval to give all gifts above $300 to any client, prospective client, or any individual or entity that Smith Capital Investors is seeking to do business with. Employees are prohibited from giving cash or cash equivalents. All gifts will be aggregated on a calendar year beginning each year on January 1 and should be entered into the compliance system. All Registered Representatives of ALPS Distributors, Inc. (ADI) will also be required to submit an ADI Gift Disclosure Form and/or gift log spreadsheet with their compliance system submission. Any solicitation of gifts is prohibited, and gifts given in the course of business entertainment and conferences are not excluded from restrictions, recordkeeping requirements, or aggregation obligations. For example, an umbrella given at a golf outing is considered a gift.

Smith’s Registered Representatives are required to follow ADI’s Gift and Entertainment Policy.

Registered Representatives of ADI must follow the below exclusions:

■         Bereavement Gifts: Customary and reasonable bereavement gifts are not considered business related and therefore are exempt from the gift limit and recordkeeping requirements.

■         De minimis and promotional items: Rule 3220 does not apply to gifts of de minimis value,

such as pens, notepads, or modest desk ornaments, or to promotional items that display the Company’s logo such as shirts, tote bags, etc. For a promotional item to fall within this exclusion, its value must be substantially below the $300 limit. In no case will a gift valued at or above $100 be considered de minimis.

■         Personal Gifts: The prohibitions of Rule 3220 generally do not apply to personal gifts such as a wedding gift, a gift after the birth of a child, etc., provided that the gifts are infrequent and not “in relation to the business of the recipient.” Therefore, there must be a pre-existing personal or family relationship between the giver and receiver of the gift, and it must be paid for by the registered representative. If paid for by the company, this would be considered “in relation to the business” and would therefore be considered a gift. Gifts

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given during the holiday season or for other life events are not excluded as personal in nature without a pre-existing family or personal relationship.

■         Gifts commemorating business transactions: Rule 3220 also does not apply to gifts commemorating business transactions, such as Lucite tombstones, plaques, etc., even when the cost is more than $300. These must be purely decorative to meet this exclusion.

■         Donations Due to Federally Declared Major Disasters: Donations to individuals who have suffered losses in a president-declared major disaster – such as wildfire, hurricane, tornado, earthquake, or flood – are not considered business-related and therefore are exempt from the Gifts Rule.

Every quarter, Smith Capital Investors will provide ADI with a list of all gifts provided by, and received by, Registered Representatives via individual Gift Disclosure Forms or gift log spreadsheet.

Business Entertainment Expenses

■         Smith Capital Investors will review the business expenses of all ADI Registered Representatives on an ongoing basis. All escalations should be made promptly to the CCO, or Compliance designee.

■         Smith Capital Investors will review all Registered Representatives' business-related expenses and report any violations (inappropriate or excessive expenses) promptly to the CCO, or Compliance designee, and ADI. Smith Capital Investors will report to ADI once these reviews have been completed.

■         Smith Capital Investors will report any expenses that do not comply with this policy to ADI and the CCO, or Compliance designee.

■         Smith Capital Investors will maintain expense records (or copies of such) for all Registered Representatives. ADI will review a sample of business entertainment logs and expenses during their annual branch review.

11. Service on a Board of Directors/Outside Business Activity

Employees may, under certain circumstances, be granted permission to serve as directors, trustees, or officers of outside organizations. Employees are prohibited from engaging in such outside activities without prior written approval from the CCO, or Compliance designee.

•         Employees are to avoid any business activity, outside employment, or professional service that competes with Smith Capital Investors or conflicts with the interests of Smith Capital Investors or its clients.

•         Outside Business Activities captured under this policy include, but are not limited to, any activity that calls for a material time commitment or provides compensation in return for investment-related or other-business-related activity. The following Outside Business Activities are also captured: (i) serving as an officer, director, trustee or partner of any business organization; (ii) participating as a member of a limited liability company or a limited partner of a limited partnership; or (iii) serving as a consultant, teacher, lecturer, publisher of articles or radio or television guest.

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•         An employee is required to obtain approval from the CCO, or Compliance designee, (and ADI for Registered Representatives) before becoming a director, officer, partner, or sole proprietor of a for-profit organization. The request for approval should be submitted through Orion and should disclose the name of the organization; the nature of the business; whether any conflicts of interest could reasonably result from the association; whether fees, income, or other compensation will be earned; and whether there are any relationships between the organization and Smith Capital Investors.

•         Employees may not accept any personal fiduciary appointments such as administrator, executor, or trustee other than those arising from family or other close personal relationships.

•         Employees may not use Smith Capital Investors' resources, including computers, software, proprietary information, letterhead, and other property in connection with any employment or other activity outside Smith Capital Investors.

•         Employees must disclose to the CCO, or Compliance designee, a Conflict of Interest or the appearance of a conflict with Smith Capital Investors or clients and discuss how to control the risk.

•         Employee will notify the CCO, or Compliance designee, upon the termination of any reported Outside Business Activity.

On at least an annual basis, employees may be asked to disclose all outside affiliations. Any director/trustee positions with public companies or companies likely to become public are prohibited without the prior written approval of the CCO, or Compliance designee.

12. Reportable Relationships:

Supervised persons must disclose to the CCO, or Compliance designee, any financial, family, and/or personal relationship(s) they have with a person who works at a bank, trust company, savings institution, investment advisor, broker-dealer, or other financial services firm; a person or family member who has a board of directors position (or similar position) with any publicly-traded company or a portfolio company of the Company, a person or entity that may conduct or does conduct business with, or provides services to, the Company or any Client; or is being solicited to do business with the Company or any Client.

Situations involving the above-referenced relationships may present a conflict of interest that would prevent the affected Supervised Person from, among other things, acting solely in the best interests of the Clients.

There is no prohibition on Supervised Persons having a financial, family, or personal relationship. However, each Supervised Person must disclose each Reportable Relationship to the Company, so that the Company may evaluate any potential conflict(s) of interest arising from the relationship.

In its evaluation, the Company will consider, for example, the significance of the financial interest, the degree of the family or personal relationship, and whether the Company can determine the fairness of the price of the goods and/or services provided, among other factors.

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13. Employee Acknowledgement

Initially upon the commencement of their employment with Smith Capital Investors and annually thereafter, all Employees are required to complete the Code of Ethics Acknowledgement via Orion to acknowledge and certify that they have read, understand, and shall comply or have complied with the policies and procedures as outlined in the Code of Ethics. In addition, all Employees must be aware of and comply with the following undertakings:

•         Be thoroughly familiar with the policies and procedures outlined in this Code of Ethics.

•         Employees are required to, provide initial and annual written certification that you have read, understand, and will comply with the policies and procedures outlined in this Code of Ethics and any other compliance materials distributed to them by the CCO, or Compliance designee.

•         Notify the CCO, or Compliance designee, promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures outlined in this Code of Ethics.

•         Notify the CCO, or Compliance designee, promptly if you become aware of any practice that arguably involves Smith Capital Investors in a conflict of interest with any Clients.

•         Cooperate to the fullest extent with reasonable requests by the CCO, or Compliance designee, to enable: (i) the CCO, or Compliance designee, to discharge their respective duties under the Code of Ethics and (ii) Smith Capital Investors to comply with the securities laws to which it is subject.

•         Notify the CCO, or Compliance designee, promptly if you become aware of any part of any disclosure document that you believe may be inaccurate, incomplete, or out of date in any respect.

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